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                                                                    Exhibit 10.4

                             DIRECTOR'S AGREEMENT

     This Agreement is made and entered into as of the ____ day of February, 1998, between INTERWEST BANCORP, INC., a Washington corporation ("InterWest") and _____________________ ("Director"), a director of Pioneer Bancorp, Inc. ("Pioneer") and/or Pioneer National Bank ("Pioneer Bank") (collectively, the "Company").

                                   RECITALS

     1. Pursuant to the terms of the Agreement and Plan of Merger dated as of the 4th day of February, 1998 (the "Plan") among InterWest, its wholly owned subsidiary InterWest Bank, Pioneer and its wholly owned subsidiary, Pioneer Bank, Pioneer will be merged into InterWest, and Pioneer Bank will become the wholly owned subsidiary of InterWest.

     2. The obligation of InterWest and InterWest Bank to consummate the transactions contemplated by the Plan is conditioned upon their receipt of non-competition agreements from directors of Pioneer and Pioneer Bank.

     3. Director is a shareholder of Pioneer as well as a director of Pioneer and/or Pioneer Bank.

                                   AGREEMENT

     In consideration of the performance of InterWest and InterWest Bank under the Plan, Director agrees that for a period of three (3) years after the Effective Date, as defined in the Plan, he or she will not, directly or indirectly, become interested in, as a promoter, principal shareholder, director or officer of, any financial institution that competes or will compete with InterWest or any of its subsidiaries or their affiliates within Yakima and/or Benton Counties in the State of Washington (the "Counties").

     Director also agrees that during this three (3) year period, Director will not directly or indirectly solicit or attempt to solicit on behalf or for the benefit of any financial institution (i) any employees located in the Counties of the Company, InterWest, or any of their subsidiaries or affiliates, to leave their employment for employment with another financial institution or (ii) any customers located in the Counties of the Company, InterWest, or any of their subsidiaries or affiliates to remove their business from the Company, InterWest, or any of their subsidiaries or affiliates. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, telephone calls, letters or other mailings, electronic communication of any kind, and internet communications.

     For purposes of this Agreement, the term "principal shareholder" means any person who owns, directly or indirectly, five percent (5%) or more of the outstanding shares of any voting class of equity security of a company.


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     Director recognizes and agrees that any breach of this Agreement by
Director will entitle InterWest and InterWest Bank and any of their successors or assigns to injunctive relief and/or specific performance, as well as any other legal or equitable remedies to which such entities may otherwise be entitled.

Executed as of the ____ day of February, 1998.

INTERWEST BANCORP, INC.                 DIRECTOR

By:
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Its:
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